Exhibit 21.1

LIST OF SUBSIDIARIES

Company	Jurisdiction of Incorporation
Veritone One, Inc.	Delaware
Veritone Enterprise, LLC	Delaware
Veritone Delaware, Inc.	Delaware
Veritone, LLC	Delaware
Veritone Consumer, LLC	Delaware
Veritone Finance, LLC	Delaware
Veritone Politics, LLC	Delaware
Veritone Technology, LLC	Delaware
Veritone UK Ltd.	United Kingdom